Exhibit (a)(1)(K)

Bridgepoint Education, Inc.

For Immediate Release

Bridgepoint Education Announces Preliminary Results of Tender Offer

San Diego, Calif. (December 11, 2013) – Bridgepoint Education, Inc. (NYSE: BPI), today announced the preliminary results of its tender offer to purchase up to 10,250,000 shares of its common stock at a price of $19.50 per share, which expired at 5:00 p.m., New York City time, on Wednesday, December 11, 2013. Based on the preliminary count by Wells Fargo Shareowner Services, the Depositary for the tender offer, approximately 11,349,711 shares of common stock and approximately 863,603 shares of common stock derived from the conversion of stock options validly tendered and not withdrawn. An additional 38,508,115 shares were tendered through notice of guaranteed delivery, which includes the shares tendered by Warburg Pincus Private Equity VIII, L.P. and its affiliates (“Warburg Pincus”), the Company’s major stockholder. Accordingly, Bridgepoint expects to accept for purchase a total of 10,250,000 shares at a purchase price of $19.50 per share, for a total cost of approximately $200 million.

Because the offer was oversubscribed, the number of shares that Bridgepoint will purchase from each tendering stockholder will be prorated. Based upon the preliminary count, Bridgepoint estimates that the proration factor will be approximately 19.4%, based on the assumption that all shares tendered pursuant to guaranteed delivery procedures are properly delivered. The number of shares validly tendered and not withdrawn and the proration factor are preliminary and could vary subject to: the proper delivery of all shares tendered (including shares tendered pursuant to guaranteed delivery procedures); and the impact of odd-lot tenders and conditional tenders. The actual number of shares validly tendered and not withdrawn and the final proration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted for purchase under the tender offer and will return all other shares tendered.

Barclays Capital Inc. is acting as the Dealer Manager, MacKenzie Partners Inc. is the Information Agent and Wells Fargo Shareowner Services is the Depositary. For questions and information, please call the Information Agent toll free at (800) 322-2885 or call collect at (212) 929-5500.

About Bridgepoint Education

Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate’s, bachelor’s and master’s degree programs while University of the Rockies offers master’s and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, visit www.bridgepointeducation.com or call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to completion of the tender offer and the payment for shares related thereto. These statements, including their underlying assumptions, are subject to risk and uncertainties and are not guarantees of future performance. Results may differ due to various factors, such as the possibility that stockholders may not tender their shares in the tender offer, or to other conditions to completion of the tender offer not being satisfied. For further details of these risks, you should read our filings with the SEC, including our Schedule TO and the documents referred to therein.

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600, San Diego, California 92128

(858) 668-2586

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600, San Diego, California 92128

(858) 668-2586